UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Southern National Bancorp of Virginia, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
843395104
(CUSIP Number)
12-31-16
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x] Rule 13d-1(b)
[  ] Rule 13d-1(c)
[  ] Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Schedule 13 G

Item 1	(a) 	Southern National Bancorp of Virginia, Inc.
	(b)	1770 Timberwood Blvd Suite 100
		Charlottesville, VA  22911

Item 2	(a)	Corbyn Investment Management, Inc., et al.
	(b)	Suite 108
		2330 W. Joppa Road
		Lutherville, Maryland  21093
	(c)	Incorporated in the State of Maryland
	(d)	Common Stock
	(e)	843395104


Item 3(j)The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4	(a)	613,394
	(b)	5.00%
	(c)	(i)	Sole power to vote or direct the vote of all
	613,394  shares
	(iii) Sole power to dispose of or direct the disposition of all 613,394 shares

Item 5	N/A

Item 6	N/A

Item 7	N/A

Item 8	(a)	The group consists of an Investment Adviser
registered under Section 203 of the Investment Advisers Act of 1940
(IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).

Item 9	N/A

Schedule 13 G

Item 1	(a) 	Southern National Bancorp of Virginia, Inc.
	(b) 	1770 Timberwood Blvd Suite 100
	    	Charlottesville, VA  22911

Item 2	(a)	Corbyn Investment Management, Inc.
	(b)	Suite 108
		2330 W. Joppa Road
		Lutherville, Maryland  21093
	(c) 	Incorporated in the State of Maryland
	(d)	Common Stock
	(e)	843395104


Item 3 (e)	An investment adviser in accordance with
240.13d-1(b)(1)(ii)(E);


Item 4	(a)	51,811
	(b)	.42%
	(c)	(i)	Sole power to vote or direct the vote
	of all 51,811  shares
	(iii)	Sole power to dispose of or direct the
	disposition of all 51,811  shares


Item 5	N/A
Item 6	N/A
Item 7	N/A
Item 8	N/A
Item 9	N/A




Schedule 13 G

Item 1	(a) 	Southern National Bancorp of Virginia, Inc.
	(b) 	1770 Timberwood Blvd Suite 100
	    	Charlottesville, VA  22911

Item 2	(a)	Greenspring Fund, Inc.
	(b)	Suite 110
		2330 W. Joppa Road
		Lutherville, Maryland  21093
	(c) 	Incorporated in the State of Maryland
	(d)	Common Stock
	(e)	843395104


Item 3 (d)Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).


Item 4 (a)	561,583
	(b)	4.58%
	(c)	(i) Sole power to vote or direct the vote of
	all 561,583 shares
	(iii) Sole power to dispose of or direct the disposition of all 561,583 shares


Item 5	N/A
Item 6	N/A
Item 7	N/A
Item 8	N/A
Item 9  N/A

Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature Elizabeth Agresta Swam
January 24,2017





CUSIP No 843395104	13G


1.	Name of Reporting Person
	IRS Identification No. of Above Person

	Corbyn Investment Management, Inc. et al n/a

2.	Check The Appropriate Box If A Member Of A Group
(a)	[x]
(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Suite 108  2330 W. Joppa Rd.
	Lutherville, MD  21093


Number Of	5.  Sole Voting Power
Shares			613,394
Beneficially 	6.  Shared Voting Power
Owned By
Each		7.  Sole Dispositive Power
Reporting		613,394
Person With	8.  Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned By Each Reporting Person
	613,394

10.	Check Box if the Aggregate Amount in Row (9) Excludes
	Certain Shares [ ]

11.	Percent Of Class Represented By Amount In Row 9
	5.00%

12.	Type Of Reporting Person
	00- Group Consisting of IA and IV



CUSIP No. 843395104 	13G

1.	Name of Reporting Person
	IRS Identification No. of Above Person

	Corbyn Investment Management, Inc.
	52-0964322

2.	Check The Appropriate Box If A Member Of A Group
(a)	[x]
(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Suite 108  2330 W. Joppa Rd.
	Lutherville, MD  21093


Number Of	5.  Sole Voting Power
Shares		51,811
Beneficially 	6.  Shared Voting Power
Owned By
Each		7.  Sole Dispositive Power
Reporting	51,811
Person With	8.  Shared Dispositive Power


9.	Aggregate Amount Beneficially Owned By Each Reporting Person
	51,811

10.	Check Box if the Aggregate Amount in Row (9) Excludes
	Certain Shares [ ]

11.	Percent Of Class Represented By Amount In Row 9
	.42%

12.	Type Of Reporting Person
	IA



CUSIP No. 843395104 13G

1.	Name of Reporting Person
	IRS Identification No. of Above Person

	Greenspring Fund, Inc.
	52-1267740

2.	Check The Appropriate Box If A Member Of A Group
(a)	[x]
(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Suite 110  2330 W. Joppa Rd.
	Lutherville, MD  21093


Number Of	5.  Sole Voting Power
Shares		561,583
Beneficially  	6.  Shared Voting Power
Owned By
Each		7.  Sole Dispositive Power
Reporting	561,583
Person With	8.  Shared Dispositive Power


9.	Aggregate Amount Beneficially Owned By Each Reporting Person
	561,583

10.	Check Box if the Aggregate Amount in Row (9) Excludes
	Certain Shares [ ]

11.	Percent Of Class Represented By Amount In Row 9
	4.58%

12.	Type Of Reporting Person
	IV